Exhibit 10.5
OMNIBUS AMENDMENT RELATING TO CODE SECTION 409A
     This Omnibus Amendment is duly made and entered into as of the 22nd day of December, 2008, and effective January 1, 2009, by and among Calamos Asset Management, Inc., a Delaware corporation (“CAM”), Calamos Advisors LLC, a Delaware limited liability company (“Advisors”) and wholly owned subsidiary of its sole managing member, Calamos Holdings LLC (“Holdings”) (together with each of its successors and assigns permitted under this Agreement sometimes referred to herein as the “Company”) and amends each and every Compensation Agreement as defined below.
RECITALS
     The Company maintains or is a party to various employment agreements, equity award agreements and other compensation and benefit plans, programs and agreements (each such employment agreement, equity award agreement and plan, program and agreement individually and collectively a “Compensation Agreement”); and
     Such Compensation Agreements provide for the payment of compensation or benefits which may be “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986 and the regulations and other guidance issued thereunder (collectively, “Code Section 409A”); and
     The Company desires to amend each Compensation Agreement to the extent necessary to comply with Code Section 409A of the Internal Revenue Code of 1986; and
     The Compensation Committee of the Board of Directors has authorized management to adopt amendments to each Compensation Agreement consistent with the foregoing;
     NOW THEREFORE, each Compensation Agreement is amended effective as of January 1, 2009, as follows (it being intended that this Omnibus Amendment shall constitute an appendix to and become a part of each such Compensation Agreement):
     Each Compensation Agreement is amended effective as of January 1, 2009 by adding the following provisions thereto:
Code Section 409A
     (a) Compliance. The intent of the Company and each individual who is a party to or covered by this agreement, plan or program is that payments and benefits under this plan, program or agreement which are considered “deferred compensation” subject to Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) comply with Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit of the applicable provision without violating the provisions

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of Code Section 409A.
     (b) “Separation from Service”. For purposes of the agreement, plan or program, the terms ‘terminate,’ ‘termination,’ ‘termination of employment,’ and variations thereof, as used in this agreement, plan or program, are intended to mean a termination of employment that constitutes a ‘separation from service’ under Code Section 409A.
     (c) Six-Month Delay. If on the date of “separation from service” an individual covered by this plan, program or agreement is deemed to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit payable or provided because of such separation from service that constitutes “deferred compensation” subject to Code Section 409A, such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service,” and (B) the date of such individual’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the specified employee in a lump sum, and any remaining payments and benefits due shall be paid or provided in accordance with the normal payment dates specified for them herein.
     (d) Timing of Payments. Whenever a payment under this agreement, plan or program which is subject to Code Section 409A is to be made (i) promptly after a date, it shall be made on such date within sixty (60) days thereafter as determined by the Company and (ii) within a specified time period with reference to a number of days (for example, within thirty (30) days), the actual date of payment shall be within the sole discretion of the Company.
     (e) Reimbursement Payments; In-Kind Benefits. With regard to any provision under this agreement, plan or program that provides for reimbursement of expenses or taxes or in-kind benefits subject to Code Section 409A: (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not effect the expenses eligible for reimbursement or in-kind benefits to be provided in any other calendar year, provided that the foregoing shall not be violated with regard to expenses covered by Code Section 105(h) that are subject to a limit related to the period in which the arrangement is in effect. Any expense, tax or other reimbursement payment made pursuant to this agreement, plan or shall be made on or before the last day of the calendar year following the calendar year in which such expense, tax or other payment to be reimbursed was incurred.
     (f) Prohibition on Acceleration of Payments. The time or schedule of any payment or amount scheduled to be paid pursuant to the terms of this agreement, plan or program that provides for the ‘deferral of compensation’ (as such term is described under Code Section 409A), may not be accelerated except as otherwise permitted under Code Section 409A and the guidance and Treasury regulations issued thereunder, including, but not limited to any provision hereof that provides for a change in the time or schedule

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of any such payment or amount upon a change in control unless such change in control is also a “change in control event” under Code Section 409A.
     Except as modified by this Amendment, the terms of this agreement, plan or program shall remain in full force and effect.
     IN WITNESS WHEREOF, the Company has caused the execution of this Omnibus Amendment Relating to Code Section 409A on this 22nd day of December, 2008, effective as of the date set forth above.

CALAMOS ADVISORS LLC

By:	/s/ Gary J. Felsten

Its:	Senior Vice President, Director of Human Resource

CALAMOS ASSET MANAGEMENT, INC.:

By:	/s/ Gary J. Felsten

Its:	Senior Vice President, Director of Human Resource

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